Exhibit 3

UNITED STATES DISTRICT COURT EASTERN DISTRICT OF MICHIGAN (DETROIT)
JEFF BECKETT,
Plaintiff

v.

THE BANK OF NEW YORK
MELLON CORP., THE BANK OF
NEW YORK MELLON TRUST CO.,
NA, AS TRUSTEE OF LL&E
ROYALTY TRUST; LL&E
ROYALTY TRUST; and OTHER
UNKNOWN TRUSTEES OF THE
LL&E ROYALTY TRUST AS MAY
EXIST,

Defendants.
§ § § § § § § § § § § § § § § §	Judge George Steeh Magistrate Judge Michael Hluchaniuk Case No. 2:10-cv-14667-GCS-MJH

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

This Settlement Agreement and Release of Claims (the “Agreement”) is made by and between Jeff Beckett (“Beckett”) and The Bank of New York Mellon Trust Company, N.A., (“BNY Trust Co.”), their affiliates, agents, successors, and assigns (collectively the “Parties” and individually “Party”).

WHEREAS, the Parties are involved in a lawsuit in federal court styled Case No. 2:10-cv-14667-GCS-MJH, Jeff Beckett v. The Bank of New York Mellon Corp. et al.; In The United States District Court for the Eastern District of Michigan (the “Litigation”).

WHEREAS, the Parties have reached an agreement to fully compromise and settle all claims and causes of action that have been, or through the use of diligence could have been, asserted by Beckett against BNY Trust Co. in the Litigation.

NOW, THEREFORE, in consideration of the agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.0
Calling of Certificate Holder Meeting.  In compliance with relevant SEC regulations and the terms of the LL&E Royalty Trust Agreement (the “Trust Instrument”), BNY Trust Co. shall call a meeting of the Certificate Holders (as defined in Section 1.04 of the Trust Instrument) of the LL&E Royalty Trust (the “Trust”) for the purpose of replacing BNY Trust Co. as trustee of the Trust with Premier Bank & Trust, National Association (“Premier”), which BNY Trust Co. shall not oppose.  BNY Trust Co. shall mail notice of such meeting to the Certificate Holders by no later than August 1, 2011.  The meeting shall be held no later than September 1, 2011.

2.0	Dismissal of Litigation. Within ten (10) days after the meeting of Certificate Holders described in paragraph 1.0 herein, Beckett shall dismiss the Litigation with prejudice to filing.

3.0
Release and Covenant Not to Sue by Beckett.  In consideration for the promises and agreements set forth herein, Beckett hereby releases and forever discharges BNY Trust Co. and its officers, directors, members, employees, attorneys, agents, legal representatives, insurers, affiliates, (including, without limitation, The Bank of New York Mellon Corp.), parents, subsidiaries, successors and assigns (collectively, “BNY”), from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, arising out of or resulting from any event or circumstance, including but not limited to claims that have been or could have been asserted in the Litigation occurring or existing prior to the date of this Agreement.

4.0
 Release and Covenant Not to Sue by BNY Trust Co.  In consideration for the promises and agreements set forth herein, BNY Trust Co. hereby releases and forever discharges Beckett and his employees, attorneys, legal representatives, insurers, affiliates, successors and assigns, from any and all claims, demands, actions, liability, damages or rights of any kind, whether known or unknown, relating to the alleged events and circumstances that form the basis of Beckett’s claims in the Litigation herein released and discharged.  Notwithstanding any other provision of this Agreement, this Release (a) is not and shall not be construed to be a release or waiver of any right or remedy of the Trustee or of BNY Trust Co. under the Trust Instrument, including without limitation, any liens the Trustee or BNY Trust Co. may hold under the Trust Instrument, (b) is not and shall not be construed to be a release or waiver of any protection of the Trustee or of BNY Trust Co. under the Trust Instrument or of any other provision of the Trust Instrument for the benefit of the Trustee or of BNY Trust Co. and (c) is not and shall not be construed to include a release of obligations that may now or in the future be owed by the Trust to BNY under the Trust Instrument or relevant law, including, without limitation, reimbursement and/or payment of all amounts owed to BNY by the Trust and indemnification from claims relating to BNY Trust Co.’s administration of the Trust and performance of its duties as trustee.

5.0
Choice of Law and Venue.  Through the date of the dismissal of the Litigation (as set forth in Paragraph 2.0 above), this Agreement shall be construed, governed by, and enforced in accordance with, the substantive laws of the State of Michigan.  Through the date of the dismissal of the Litigation, enforcement of this Agreement shall be through the Litigation in the U.S. District Court for the Eastern District of Michigan.  After the date of the dismissal of the Litigation, this Agreement shall be construed, governed by, and enforced in accordance with, the substantive laws of the State of Texas.  After the date of the dismissal of the Litigation, any and all actions that arise out of or relate to this Agreement shall be filed in the state and federal courts located in Travis County, Texas.  After the date of the dismissal of the Litigation, Beckett and BNY Trust Co. hereby consent to personal jurisdiction in the courts in Travis County, Texas for purposes of any action filed in Texas arising out of or relating to this Agreement.

6.0	Drafting. The drafting of this Agreement has been accomplished by both Parties, and this Agreement shall be deemed to have been jointly drafted by the Parties.

7.0
Authority.  Each Party to this Agreement represents and warrants to the other Parties that (a) they have been advised of their legal rights by attorneys of their own choosing; (b) they have carefully read this Agreement and understand it and its legal meaning; (c) they are executing this Agreement under their own free will and without being coerced, unduly influenced, or induced to do so by anything done or not done by the Parties, other than what is contained in this Agreement; (d) they recognize this Agreement to be a full, final, and complete settlement; and (e) they are the exclusive owners of the claims and causes of action released herein, and that they have not assigned, transferred, conveyed or otherwise disposed of any of the claims which are settled and released herein, and that they have full authority to execute this Agreement without the necessity of obtaining the consent of another party.

8.0
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

9.0
No Third Party Beneficiaries.  Except as set forth in this section 9.0, this Agreement confers rights and benefits only on the Parties as specifically defined herein.  There are no intended or implied third party beneficiaries to this Agreement, other than the individuals and entities encompassed within the releases and covenants not to sue in Paragraphs 3.0 and 4.0 herein, and the entities defined herein as “BNY,” each of which shall be deemed a third party beneficiary of this Agreement.

10.0
Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

11.0	Modification. This Agreement may only be modified by written instrument executed by both Parties. There shall be no oral modifications of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

JEFF BECKETT

Dated: July 6, 2011	/s/ JEFF BECKETT

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Dated: June ___, 2011	By:

Its

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